UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	August 7, 2008

TOR Minerals International, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-17321 (Commission File Number)	74-2081929 (IRS Employer Identification No.)
722 Burleson Street Corpus Christi, Texas (Address of Principal Executive Offices)	78402 (Zip Code)

(361) 883-5591
(Registrant's Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

___	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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ITEM 2.02             RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

TOR Minerals International (Nasdaq: TORM), producer of synthetic titanium dioxide and color pigments, specialty aluminas, and other high performance mineral fillers today announced its financial results for the second quarter ended June 30, 2008. The company reported a net loss available to common shareholders of ($353,000), or ($0.04) per diluted share, on net sales of $6,916,000 for the quarter ended June 30, 2008. This compares with net income available to common shareholders of $67,000, or $0.01 per share, on net sales of $7,281,000 for the quarter ended June 30, 2007.

Net sales for the six months ended June 30, 2008, was $13,662,000 compared to $14,434,000 during the six-month period ended June 30, 2007. The net loss available to common shareholders was ($957,000), or ($0.12) per diluted share, for the six months ended June 30, 2008 compared to net income of $91,000, or $0.01 per share, for the same period a year ago.

Net sales decreased five percent during the second quarter due to decreases in both HITOX® and specialty alumina sales. Specialty alumina sales were 10.1 percent less than second quarter 2007, which reflected a change in the order pattern of a significant U.S. customer.  Sales of specialty alumina products in Europe, which accounted for 82 percent of total alumina sales, increased 41 percent year over year in the second quarter of 2008 and kept pace with the growth experienced in the last several quarters. Second quarter 2008 sales of HITOX declined by 5 percent versus the same period a year ago, as weakness in the North American market was only partially offset by growth in Asia.

As previously announced, the company instituted several production and logistics changes, including the completion of its newest powder treatment center in Malaysia.  "By upgrading the production technologies at our Malaysian plant and making production and logistics changes, we have been able to offset about half of the significant cost increases we've experienced during the first six months of 2008," said Dr. Olaf Karasch, CEO of TOR Minerals.   "We expect the benefits of these changes to be fully realized during the remainder of the year.  Combined with the price increases we've recently implemented, we expect to offset most of the increase in costs."

The company announced that it has received its first full production order for its new TIOPREM® colored pigment products.  A full production order is a substantive order received from a customer after a limited trial production period.  "There are now close to 100 customers testing TIOPREM, several of which have made successful trial production runs.  As more customers complete their testing, we expect TIOPREM to become a major contributor to revenue growth," commented Dr. Karasch.

The company said that as of June 30, 2008, it is in technical violation of certain coverage ratios in its long-term credit facility.   The company is currently negotiating with the lending bank to resolve this issue.  As a result, the company's long-term debt has been reclassified to short-term debt.  The company is diligently working to bring its ratios back into compliance.

TOR Minerals will host a conference call at 4:00 p.m. Central Time on August 7, 2008 to discuss second quarter results. The call will be simultaneously webcast, and can be accessed via the News section on the company's website at www.torminerals.com.  Interested parties may also access the conference call via telephone by dialing 877-407-9210.

Headquartered in Corpus Christi, Texas, TOR Minerals is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slow down in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

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ITEM 9.01             FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell company transaction Not applicable
(d)	Exhibits. The following exhibit is furnished in accordance with the provisions of Item 601 of Regulation S-K:
Exhibit Number Description 99.1 Press Release, dated August 7, 2008, announcing the financial results for the quarter ended June 30, 2008.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: August 11, 2008	/s/ BARBARA RUSSELL
Barbara Russell Acting CFO and Controller
EXHIBIT INDEX
Exhibit No.	Description
99.1	Press Release, dated August 7 2008, announcing the financial results for the quarter ended June 30, 2008.
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